Exhibit 99.1

Earnings Release

ALTICE USA REPORTS THIRD QUARTER 2019 RESULTS

NEW YORK (November 5, 2019) - Altice USA (NYSE: ATUS) today reported results for the third quarter ended September 30, 2019.

Dexter Goei, Altice USA Chief Executive Officer, said: “In the third quarter, Altice USA made significant progress against our strategic growth initiatives, including the launch of Altice Mobile, further adoption of Altice One, completion of the Suddenlink and Optimum integration through the BSS/OSS transformation, capital structure simplification, and ongoing construction of our fiber to the home network. We're pleased that our customer-focused initiatives are already contributing to strong underlying customer trends, reflecting the benefits of our increased investments in our networks, products and the customer experience. As we now turn our focus to scaling our efforts, we look forward to accelerating our revenue and Adjusted EBITDA growth in 2020 as we begin to realize the benefits of our investments.”
Key Financial Highlights

•	Revenue growth +0.9% YoY in Q3 2019 to $2.44 billion, driven by Residential revenue growth of +0.5%, Business services revenue growth of +3.9% and News and Advertising revenue decline of -4.7%.

•	Net income attributable to stockholders of $77 million in Q3 2019, or $0.12/share (from net income of $33 million in Q3 2018, or $0.04/share).

•	Adjusted EBITDA(1) flat YoY at $1.07 billion, an Adjusted EBITDA margin of 43.8% in Q3 2019 (+0.7% YoY Adjusted EBITDA growth and 44.3% Adjusted EBITDA margin, each excluding mobile losses(2)).

•
Free Cash Flow(1) declined 40% YoY in Q3 2019 to $166 million mainly reflecting higher investment in key growth initiatives and the timing of working capital outflow, partly offset by lower interest costs.

•
FY 2019 revenue outlook updated: the company now expects revenue growth of approximately +2.5% YoY based on the initial contribution from Altice Mobile, having not yet launched handset sales online, which is expected to be a key driver of Altice USA's anticipated accelerated growth in 2020. Guidance for Adj. EBITDA margin, Capex, Free Cash Flow growth, and the company’s Leverage target, remain unchanged.

•	Share repurchases of $487 million in Q3 2019 (totalling approximately $1.7 billion YTD through Q3 2019, exceeding the prior target for 2019).

	Three Months Ended September 30,		Nine Months Ended September 30,
($k)	2019	2018	2019	2018

Revenue	$2,438,662	$2,417,801	$7,286,310	$7,111,668
Net income (loss) attributable to Altice USA, Inc. stockholders	77,239	32,553	138,607	(194,253)
Adjusted EBITDA(1)	1,068,368	1,070,525	3,180,471	3,056,981
Capital Expenditures (cash)	375,302	334,527	1,032,555	832,824

(1)	See “Reconciliation of Non-GAAP Measures” on page 7 of this release.

(2)	Adjusted EBITDA growth of 0.7% excluding approximately $10.5m of losses related to Altice USA’s mobile business in the current period.

Earnings Release

Key Operational Highlights

•
Altice One has supported resilient video customer trends, including in Q3 2019 adjusting for the estimated one-time impact of the OSS / BSS migration(3). Altice USA's ongoing network investment and Altice One’s advanced WiFi experience supported improved residential broadband trends as well in the quarter. Altice USA reached 492k unique Altice One customers as of Q3 2019 (approximately 15% of total video customers, up from 7% at the end of Q3 2018).

•
Total unique Residential customer relationships grew +0.7% YoY in Q3 2019 and were flat compared to the prior quarter (vs. -5k net losses in Q3 2018) on a reported basis, supporting Residential revenue growth of 0.5% YoY. Adjusted for the impact of the OSS / BSS migration, unique Residential customer relationship net additions estimated to have been +8k.

•
Residential Video RGU quarterly net losses of -32k in Q3 2019 (vs. -28k in Q3 2018) on a reported basis; adjusted for the impact of the OSS / BSS migration, video net additions estimated to have been -28k, in line with the prior year.

•
Residential Broadband RGU quarterly net additions of +15k (vs. +14k in Q3 2018) on a reported basis; adjusted for the impact of the OSS / BSS migration, broadband net additions estimated to have been +24k, significantly ahead of the prior year.

•	Residential ARPU per unique customer was flat (-0.1%) YoY at $143.63 in Q3 2019 due to timing of prior year rate event.

•	Business services revenue growth of +3.9% YoY in Q3 2019 with growth in Enterprise & Carrier of +2.1% YoY and SMB +4.9% YoY.

•
News and Advertising revenue decline of -4.7% YoY in Q3 2019 due to political advertising cycle (+7.4% growth ex-political), offset by revenues from Cheddar and Altice USA’s advanced advertising platform a4.

•
Continued network investment is supporting increased demand for higher speed tiers and significant growth in data usage. The average broadband speed taken by Altice USA’s customer base has increased approximately fourfold in the past three years to 208 Mbps at the end of Q3 2019 (from 56Mbps at the end of Q3 2016) and average household data usage was over 290GB per month (growth over 20% YoY).

FY 2019 Outlook Updated
For the full year 2019, the company now expects revenue growth of approximately 2.5% YoY based on the initial contribution from Altice Mobile, having not yet launched handset sales online, which is expected to be a key driver of Altice USA's anticipated accelerated growth in 2020. Guidance for Adjusted EBITDA margin, Capex, Free Cash Flow growth, and the company’s Leverage target, remain unchanged:

•	Revenue growth of approximately +2.5% YoY.

•	Adjusted EBITDA margin expansion (ex-mobile).

•	Increased investment for the continued rollout of Altice One, FTTH, and new mobile network with annual Capex within a range of $1.3 billion to $1.4 billion.

•	Free Cash Flow expected to exceed the $1.35 billion in FY 2018, including mobile-related costs.

•	Year-end Leverage target 4.5x to 5.0x net debt / Adjusted EBITDA (L2A basis)

•	Share repurchases of approximately $1.7 billion (approximately $1.7 billion buyback complete YTD through Q3 2019, exceeding prior target for repurchases of $1.5 billion).

(3)
To illustrate underlying customer performance, Q3-19 net additions are shown both on a reported basis and adjusted for the estimated one-time impact of the migration of Suddenlink to Optimum’s OSS / BSS platforms since there was a temporary loss of gross additions during the period that both platforms were deactivated in the transition as planned. This impact is estimated by comparing daily results in the current period during the platforms transition, against results achieved in the prior year.

Earnings Release

Additional Q3 2019 Highlights
Altice Mobile
On September 5, Altice USA launched Altice Mobile, which offers one simple plan with 'unlimited everything'. For Altice’s Optimum and Suddenlink customers, Altice Mobile is $20 per line per month for each line with a ‘price for life’ commitment. Altice Mobile is also available to non-Optimum and Suddenlink customers who live in or near the company’s 21-state footprint, including throughout New York City, for $30 per line per month.
Altice Mobile delivers advanced LTE coverage by combining Altice's own fiber and mobile core infrastructure with two of the best networks in the U.S., giving consumers fast and reliable wireless coverage wherever they are. Altice Mobile will also evolve to include new wireless technologies, including 5G.
Consumers can bring their own phone to Altice Mobile. Additionally, eligible Optimum and Suddenlink customers can purchase the latest smartphones, including phones from Apple, Samsung and Motorola, at Optimum and Suddenlink retail stores where they can choose between paying in full or attractive zero-down, zero-interest, 36-month financing.
At the end of Q3 2019, Altice Mobile had 15k active mobile lines and generated revenue of $3m for the quarter. The initial focus since the launch has been on optimizing customer service and the onboarding process. The company is currently preparing for the launch of online handset sales / eCommerce and other sales channels to broaden the Altice Mobile offering.
Completed Operating Support System (OSS) / Billing System Support (BSS) Migration
In September 2019, Altice USA successfully migrated Suddenlink to the Optimum OSS / BSS platforms, simplifying the company’s internal and customer-facing tools and systems. Unified platforms will enable the company to launch new services and offers across markets more efficiently, support simplified customer bills which is expected to reduce billing inquiries, and simplify reporting with integrated analytical tools.
Altice One
In the third quarter Altice USA announced plans to launch Amazon Prime Video on Altice One, providing seamless access to the entire Prime Video catalog alongside a user’s live, on demand, and other streaming video services.
The integration of Prime Video is the latest enhancement to Altice One, which continues to evolve with new features and functionalities that simplify and improve the user experience, such as the recent launch of an all-new sports hub that gets fans to their must-see games faster and a refreshed home screen for faster navigation to popular live content.
Altice News and Advertising
To better serve clients and advertisers with a compelling combination of services, the company also recently integrated the Altice News and Advertising divisions, naming Jon Steinberg President of News and Advertising. The unified group comprises the a4 advanced advertising unit, News 12, Cheddar and i24NEWS, and will be focused on delivering high-quality news and information while providing advertisers with solutions to better reach their audiences.
In the quarter, the News team continued to make significant progress in expanding its reach with partnerships such as Cheddar’s launch on Amazon Fire’s new News app.
Share Repurchases
From July 1 through September 30, 2019 Altice USA repurchased an aggregate of 18,414,037 shares for a total purchase price of approximately $487 million, equivalent to an average price of $26.44 per share. The acquired shares were retired and the cost for these shares was recorded in paid-in capital in Altice USA’s consolidated balance sheet. As of September 30, 2019, Altice USA had 636,827,486 combined Class A and Class B shares outstanding.

Earnings Release

On July 30, 2019, the Altice USA Board of Directors authorized a new incremental three-year share repurchase program of $5 billion, which took effect following completion of the prior $2 billion repurchase program in Q3 2019. For the nine months ending September 2019, Altice USA repurchased an aggregate of 72,668,712 shares for a total purchase price of approximately $1.7 billion, at an average price of $23.21, exceeding the prior target for 2019 ($1.5 billion).
Other Significant Events
Refinancing Activity
In July 2019, Altice USA’s wholly-owned subsidiary CSC Holdings issued $1.0 billion in aggregate principal amount of senior notes which bear interest at a rate of 5.75% and will mature on January 15, 2030. The net proceeds from the sale of these notes were used to repay outstanding borrowings under CSC Holdings’ revolving credit facility in full, along with accrued interest and pay fees associated with the transactions. The remaining proceeds were used for general corporate purposes.
In October 2019, CSC Holdings entered into an eleventh amendment to its credit facilities agreement with new incremental term loan (TLB-5) commitments in an aggregate principal amount of $3 billion maturing on April 15, 2027 at an effective rate of LIBOR+250 priced at par. The initial proceeds of the TLB-5 were used to repay approximately $2.5 billion of the outstanding term loans under the credit agreement (TLB-2 and TLB-4), and the proceeds of the delayed draw tranche of the TLB-5 were used to distribute $500 million in cash to Cablevision, the proceeds of which were used to redeem Cablevision’s 8.00% senior notes due 2020, representing the entire aggregate principal amount outstanding, and in each case, paying related fees, costs and expenses in connection with such transactions, with the remainder being used to fund cash on the balance sheet.
In October 2019, CSC Holdings also issued an additional $1.25 billion aggregate principal amount of its 5.75% senior notes. These additional notes were issued at 104% of the principal amount, bear interest at a rate of 5.75% and will pay interest semi-annually beginning on January 15, 2020 (maturing on January 15, 2030). The proceeds of these additional notes were used to redeem $1.24 billion aggregate principal amount of CSC Holdings 5.125% senior notes due 2021, representing the entire aggregate principal amount outstanding, and to pay accrued interest, fee, costs and expenses associated with these transactions.
Pro forma for these refinancing transactions, Altice USA’s weighted average interest cost was reduced to 6.0% and the weighted average life was extended to 6.8 years as of the end of September 2019.

Further Simplified Debt Capital Structure
On November 1, 2019, Altice USA’s wholly-owned subsidiary CSC Holdings assumed all of the rights and obligations of Cablevision under the Cablevision 2022 Senior Notes and other legacy Cequel notes which were not exchanged into CSC Holdings notes with the credit silo combination which occurred at the end of 2018. These actions further streamlined the company’s debt capital structure, which is expected to simplify Altice USA’s financing strategy and financial reporting requirements.

Earnings Release

Financial and Operational Review
For the quarter ended September 30, 2019, compared to the quarter ended September 30, 2018

•	Reported revenue growth for Altice USA of +0.9% to $2.439 billion.

•	Net income attributable to stockholders of $77 million in Q3 2019, or $0.12/share (from net income of $33 million in Q3 2018, or $0.04/share).

•	Adjusted EBITDA flat (-0.2% YoY) to $1.068 billion, an Adjusted EBITDA margin of 43.8% in Q3 2019 (+0.7% YoY Adjusted EBITDA growth and 44.3% Adjusted EBITDA margin, each excluding mobile losses(2)).

•	Cash capex for Altice USA was $375 million in Q3 2019, representing 15.4% of revenue (~11% excluding mobile and FTTH / new home build capex).

•
Operating Free Cash Flow(4) declined -5.8% to $693 million, mostly reflecting increased investment in FTTH, new home build, DOCSIS 3.1 and mobile. Free Cash Flow(4) was $166 million in Q3 2019, partly impacted by the timing of working capital outflow related to the OSS / BSS migration which is expected to reverse in Q4 2019 (Free Cash Flow was $801m YTD through Q3 2019).

•	Residential revenue increased +0.5%, supported by Residential customer relationship growth of +0.7% YoY and flat ARPU (-0.1% YoY).

•
Business services revenue increased +3.9% with the SMB segment growing +4.9% and Enterprise & Carrier revenue growing +2.1%. Altice USA continues to have success with our managed services suite of products including security, Smart WiFi, and hosted voice services for both SMB and mid-market enterprise customers. The overall SMB customer base grew by 1.2% driven by increased demand for higher broadband speed tiers.

•
News and Advertising revenue declined -4.7% YoY in Q3 2019 due to the political advertising cycle (+7.4% growth ex-political), offset by the growth of Cheddar and the growth of local and national multi-screen targeted advertising solutions provided by a4.

•
Programming costs increased 3.7% due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. Programming costs per video customer are still expected to increase by high single digits going forward (6.1% in Q3 2019).

•
Net debt at the end of the third quarter was $22.655 billion on a reported basis(5), an increase of $316 million from the end of the second quarter of 2019 reflecting $487 million of share repurchases, offset by free cash flow generation. This represents consolidated L2QA net leverage of 5.3x on a reported basis at the end of September 2019 (5.3x LTM). The year-end leverage target remains 4.5-5.0x net debt to EBITDA.

•
Pro forma for the new $3 billion Term Loan B-5 and $1.25 billion additional 2030 senior notes, net debt was $22.605 billion(5), the blended weighted average cost of debt was 6.0%, and the blended weighted average life was 6.8 years at the end of September 2019. There are no maturities above $1.1 billion until 2025 (with no bond maturities in 2019 and 2020) and near-term maturities in the next three years could be covered by ~$2.5 billion revolving credit facility.

(4)	Operating Free Cash Flow (“OpFCF”) defined as Adjusted EBITDA less cash capital expenditures. See “Reconciliation of Non-GAAP Measures” on page 7 of this release.

(5)	Net debt, defined as debt less cash, and excluding finance leases and other notes.

Earnings Release

Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Video	$993,158	$1,054,667	$3,028,914	$3,122,779
Broadband	814,328	729,907	2,396,151	2,143,730
Telephony	148,231	161,351	452,927	490,888
Business services and wholesale	357,628	344,193	1,066,123	1,014,671
News and Advertising	118,067	123,913	327,255	323,992
Mobile	3,174	—	3,174	—
Other	4,076	3,770	11,766	15,608
Total revenue	2,438,662	2,417,801	7,286,310	7,111,668
Operating expenses:
Programming and other direct costs	820,896	790,533	2,452,875	2,373,021
Other operating expenses	568,233	569,070	1,702,124	1,727,842
Restructuring and other expense	12,381	16,587	39,090	29,865
Depreciation and amortization (including impairments)	565,637	536,053	1,695,685	1,827,285
Operating income	471,515	505,558	1,396,536	1,153,655
Other income (expense):
Interest expense, net	(387,276)	(388,167)	(1,154,353)	(1,147,552)
Gain (loss) on investments and sale of affiliate interests, net	120,253	111,684	478,124	(182,031)
Gain (loss) on derivative contracts, net	(77,333)	(79,628)	(303,986)	130,883
Loss on interest rate swap contracts	(11,163)	(19,554)	(61,735)	(64,405)
Loss on extinguishment of debt and write-off of deferred financing costs	(503)	—	(159,599)	(41,616)
Other income (expense), net	(226)	(186)	66	(12,473)
Income (loss) before income taxes	115,267	129,707	195,053	(163,539)
Income tax expense	(37,871)	(95,968)	(56,445)	(29,675)
Net income (loss)	77,396	33,739	138,608	(193,214)
Net income attributable to noncontrolling interests	(157)	(1,186)	(1)	(1,039)
Net income (loss) attributable to Altice USA stockholders	$77,239	$32,553	$138,607	$(194,253)
Basic net income (loss) per share	$0.12	$0.04	$0.21	$(0.26)
Diluted net income (loss) per share	$0.12	$0.04	$0.21	$(0.26)

Basic weighted average common shares	643,797	732,963	668,929	735,685
Diluted weighted average common shares	646,006	732,963	669,855	735,685

Earnings Release

Reconciliation of Non-GAAP Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, net, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net income (loss)	$77,396	$33,739	$138,608	$(193,214)
Income tax expense	37,871	95,968	56,445	29,675
Other expense (income), net	226	186	(66)	12,473
Loss on interest rate swap contracts	11,163	19,554	61,735	64,405
Loss (gain) on derivative contracts, net	77,333	79,628	303,986	(130,883)
Loss (gain) on investments and sales of affiliate interests, net	(120,253)	(111,684)	(478,124)	182,031
Loss on extinguishment of debt and write-off of deferred financing costs	503	—	159,599	41,616
Interest expense, net	387,276	388,167	1,154,353	1,147,552
Depreciation and amortization	565,637	536,053	1,695,685	1,827,285
Restructuring and other expense	12,381	16,587	39,090	29,865
Share-based compensation	18,835	12,327	49,160	46,176
Adjusted EBITDA	$1,068,368	$1,070,525	$3,180,471	$3,056,981
Capital Expenditures (cash)	375,302	334,527	1,032,555	832,824
Operating Free Cash Flow	$693,066	$735,998	$2,147,916	$2,224,157

Net cash flows from operating activities	$541,023	$611,019	$1,833,987	$1,770,262
Capital Expenditures (cash)	375,302	334,527	1,032,555	832,824
Free Cash Flow	$165,721	$276,492	$801,432	$937,438

Earnings Release

Customer Metrics (6) (in thousands, except per customer amounts)									Net increase (decrease)
	Q1-18	Q2-18	Q3-18	Q4-18	FY-18	Q1-19	Q2-19	Q3-19	Q3-19	YTD-19
Homes passed (7)	8,620.0	8,648.8	8,679.4	8,714.9	8,714.9	8,739.4	8,766.0	8,784.6	18.6	69.7
Residential	4,517.5	4,513.9	4,509.2	4,518.1	4,518.1	4,539.8	4,538.9	4,538.6	(0.3)	20.5
SMB	391.7	394.0	395.3	396.6	396.6	397.8	399.9	399.9	0.0	3.3
Total Unique Customer Relationships (8)	4,909.2	4,907.9	4,904.5	4,914.7	4,914.7	4,937.6	4,938.8	4,938.5	(0.3)	23.8
Residential Customers:
Video	3,352.2	3,328.0	3,300.3	3,286.1	3,286.1	3,276.1	3,255.3	3,223.4	(31.9)	(62.7)
Broadband	4,069.6	4,079.1	4,093.3	4,115.4	4,115.4	4,152.3	4,165.4	4,180.3	14.9	64.9
Telephony	2,548.6	2,544.4	2,532.4	2,530.1	2,530.1	2,510.1	2,485.8	2,446.6	(39.2)	(83.5)
Penetration of homes passed	57.0%	56.7%	56.5%	56.4%	56.4%	56.5%	56.3%	56.2%
Residential ARPU ($) (9)	140.43	141.00	143.77	143.22	142.11	143.33	145.02	143.63

(6)	Customer metrics have been adjusted to conform definitions between Suddenlink and Optimum in connection with the migration of Suddenlink to the Optimum OSS / BSS platforms.

(7)
Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. Broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(8)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(9)
ARPU calculated by dividing the average monthly revenue for the respective quarter or annual periods derived from the sale of broadband, pay television and telephony services to Residential customers by the average number of total Residential customers for the same period.

Earnings Release

Consolidated Net Debt as of September 30, 2019, Actual and Proforma(10)

Altice USA (CSC Holdings) In $m	Actual Principal Amount	Pro Forma Principal Amount	Coupon / Margin	Maturity
Guaranteed Notes	1,096	1,096	5.375%	2023
Guaranteed Notes	1,000	1,000	6.625%	2025
Guaranteed Notes	1,499	1,499	5.500%	2026
Guaranteed Notes	1,310	1,310	5.500%	2027
Guaranteed Notes	1,000	1,000	5.375%	2028
Guaranteed Notes	1,750	1,750	6.500%	2029
Senior Notes	500	—	8.000%	2020
Senior Notes	1,000	1,000	6.750%	2021
Senior Notes	1,241	—	5.125%	2021
Senior Notes	649	649	5.875%	2022
Senior Notes	750	750	5.250%	2024
Senior Notes	1,684	1,684	10.875%	2025
Senior Notes	618	618	7.750%	2025
Senior Notes	1,046	1,046	7.500%	2028
Senior Notes	1,000	2,250	5.750%	2030
Legacy unexchanged Cequel Notes	6	6
Term Loan	2,933	2,933	L+2.250%	2025
Term Loan B-2	1,481	—	L+2.500%	2026
Term Loan B-3	1,269	1,269	L+2.250%	2026
Term Loan B-4	998	—	L+3.000%	2027
Term Loan B-5	—	3,000	L+2.500%	2027
Drawn RCF	—	—	L+2.250%	2021,2024
Gross Debt Consolidated	22,830	22,860
Finance leases and other notes	158	158
Total Debt	22,988	23,018
Total Cash	(175)	(255)
Net Debt	22,813	22,763
Undrawn RCF	2,297	2,297
WACD (%)	6.1%	6.0%

(10)
Pro forma for new $1.25 billion senior notes issued in October 2019 used to repay the CSC Holdings $1.24 billion senior notes and the new $3.0 billion Term loan used to repay the Term B-2 loan, Term B-4 loan and the $500 million Cablevision 8% Notes.

Earnings Release

Net Leverage Schedules as of September 30, 2019 ($m)

Actual
Gross Debt Consolidated(11)	$22,830
Cash	(175)
Net Debt Consolidated	$22,655
LTM EBITDA	$4,286.6
L2QA EBITDA	$4,295.2
Net Leverage (LTM)	5.3x
Net Leverage (L2QA)	5.3x

Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$22,476
Unamortized Financing Costs	207
Fair Value Adjustments	147
Total Value of Debenture and Loans from Financial Institutions (Principal Amount)	22,830
Finance leases and other notes	158
Total Debt	22,988
Cash	(175)
Net Debt	$22,813

(11)	Excluding finance leases and other notes.

Earnings Release

Contacts
Head of Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Head of Communications
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, mobile, proprietary content and advertising services to approximately 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "FY 2019 Outlook Updated". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.